Exhibit 99.1

NEWS RELEASE

Visa Inc. Board of Directors Declares Dividend

SAN FRANCISCO, CA, July 22, 2011 – Visa Inc. (NYSE:V) announced that its Board of Directors had declared a quarterly dividend in the aggregate amount of $0.15 per share of class A common stock (determined, in the case of class B and class C common stock, on an as-converted basis) payable on September 7, 2011, to all holders of record of the Company’s class A, class B and class C common stock as of August 19, 2011.

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About Visa: Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com